Exhibit 4.1

June 20, 2023

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re: Webstar Technology Group, Inc.

Commission File No. 000-56268

Dear Sir/Madam:

We have read the statements included under item 4.01 in the Form 8-K dated June 20, 2023, of Webstar Technology Group, Inc. to be filed with the Securities and Exchange Commission and we concur with such statements made regarding our firm. We have no basis to agree or disagree with other statements contained therein.

D. Brooks and Associates CPA’s, P.A

Palm Beach Gardens, FL